EMPLOYMENT AGREEMENT

     AGREEMENT (the "Agreement") dated as of March __, 2000 between BBS Acquisition Corp., a Delaware corporation (the "Employer" or the "Company"), and Ramy Weitz (the "Employee").

                              W I T N E S S E T H :

     WHEREAS, the Employer desires to employ the Employee as its President and to be assured of his services as such on the terms and conditions hereinafter set forth; and

     WHEREAS, the Employee is willing to accept such employment on such terms and conditions;

     NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, and intending to be legally bound hereby, the Employer and the Employee hereby agree as follows:

     1. Term. Employer hereby agrees to employ Employee, and Employee hereby agrees to accept employment with Employer for a four-year period commencing effective as of the date hereof (the "Effective Date") (such period or such shorter period if this Agreement is terminated as hereinafter provided, being herein referred to as the "Term," and any year commencing on the Effective Date or any anniversary of the Effective Date being hereinafter referred to as an "Employment Year") unless this agreement is terminated as hereinafter provided.

     2. Employee Duties.

          (a) During the Term,  the  Employee  shall serve as  President  of the
     Company and shall have the duties, responsibilities and authority customarily associated with the office and position of President of the Employer, reporting directly to the Board of Directors of the Employer (the "Board"). It is understood that such duties, responsibilities and authority shall be reasonably related to the Employee's position. During the Term, the Employer shall use its best efforts, including, without limitation, by nominating Employee on the management slate, to have the Employee elected and continued as a member of the Board.

          (b) At all times prior to the termination or expiration of the Term, except during any periods of vacation, Disability (within the meaning of Section 6(b)), or other duly authorized leave of absence, the Employee shall devote substantially all of his business time, attention, knowledge and skills faithfully, diligently and to the best of his ability, in furtherance of the business and activities of the Company; provided that, notwithstanding the above, the Employer acknowledges that the Employee

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     shall be  permitted  to (i)  continue  to provide  services  as an officer, director, consultant or advisor to any person, entity, partnership or corporation listed on Appendix A hereto to which the Employee provides services on the Effective Date, (ii) serve as an officer or director of a cooperative apartment, or civic or charitable organization or committee or serve as a director of any business corporation with the consent of the Board, (iii) perform speaking engagements, and (iv) pursue his personal financial and legal affairs, including without limitation managing his personal and family investments, so long as such activities do not conflict or materially interfere with the performance by the Employee of his duties hereunder. The principal place of performance by the Employee of his duties hereunder shall be the Company's executive office in Tel Aviv, Israel and its executive offices in London, England, although the Company may from time to time reasonably require the Employee to travel outside of these areas in connection with the business of the Company.

     3. Compensation.

          (a) During the term of this Agreement, the Employer shall pay the Employee a salary (the "Salary") at a rate of $255,000 per annum, with a 5% increase in each succeeding Employment Year, payable in equal installments bi-weekly, or at such other times as may mutually be agreed upon between the Employer and the Employee. The Employee's Salary may be increased from time to time at the discretion of the Board. Any such increase shall not reduce or limit any other obligation of the Employer hereunder.

          (b) For each calendar quarter ending during the term of this Agreement, if the Company attains 100% of the performance objectives (the "Bonus Targets") established by the Board and reasonably acceptable to the Employee for such calendar quarter, the Employee shall receive a quarterly bonus (the "Bonus") equal to 8.25% of his yearly Salary. Any Bonus payable under this Section 2(b) shall be paid to the Employee at the same time as bonuses are paid to other senior executive officers of the Company, but in no event later than 90 days after the close of the calendar year for which the Bonus is payable.

          (c) The Employee shall be entitled to a car allowance of $1,250 per month.

          (d) In addition to the foregoing, the Employee shall be entitled to such other cash bonuses and such other compensation in the form of stock, stock options or other property or rights as may from time to time be awarded to him by the Board during or in respect of his employment hereunder.

     4. Benefits.

          (a) During the term of this Agreement, the Employee and the Employee's family shall be entitled to participate and receive all benefits under (i) each welfare benefit plan sponsored or maintained by the Company or any of its affiliates, as

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     applicable, including without limitation, each group life, hospitalization, medical, dental, health, accident or disability insurance or similar plan or program of the Company of any of its affiliates, as applicable, and (ii) each pension, profit sharing, retirement, deferred compensation or savings plan sponsored or maintained by the Company or any of its affiliates, as applicable, in each case, whether now existing or established hereafter, to the extent that the Employee is eligible to participate in any such plan
     under  the  generally   applicable   provisions  thereof,  and  such  other
     perquisites of office as the Company or any of its affiliates, as applicable, may, from time to time, make generally available to its senior management (collectively, the "Benefits"). Nothing paid to the Employee under any plan or arrangement presently in effect or made available in the future shall be deemed to be in lieu of the salary or any other obligation payable to the Employee pursuant to this Agreement.

          (b) During the term of this Agreement, the Employee will be entitled to the number of paid holidays, personal days off, vacation days and sick leave days in each calendar year as are determined by the Company from time to time (not less than four weeks paid vacation annually). Such vacation may be taken at the Employee's discretion, and at such time or times as are not inconsistent with the reasonable business needs of the Company.

     5. Travel and Other Business Expenses. All travel and other expenses incident to the rendering of services reasonably incurred on behalf of the Company by the Employee during the term of this Agreement shall be paid by the Employer. If any such expenses are paid in the first instance by the Employee, the Employer shall reimburse him therefor on presentation of appropriate receipts for any such expenses in accordance with generally applicable policies and procedures of the Company.

     6. Termination. Notwithstanding the provisions of Section 1 hereof, the Employee's employment with the Employer may be earlier terminated as follows:

          (a) By action taken by the Board, the Employee may be discharged by the Employer for Cause (as hereinafter defined), effective as of such time as the Board shall determine but subject to prior written notice and the expiration of any cure period, if applicable, set forth in Section 6(d) and Employee may terminate his employment for Good Reason, subject to prior written notice and the expiration of any cure period set forth in Section 6(e). Upon discharge of the Employee pursuant to this Section 6(a), the Employer shall have no further obligation or duties to the Employee, except for payment (within 15 days of the date of termination) to the Employer of his reimbursable expenses and any accrued and unpaid Salary through the effective date of termination as well as any vested Benefits which shall be payable to the Employee in accordance with the plan, policy, practice, program or agreement under which such Benefits have accrued, and the Employee shall have no further obligations or duties to the Employer, except as provided in Section 7.

          (b) In the event of (i) the death of the Employee or (ii) the inability of the Employee, in the Board's reasonable judgment, for a period exceeding

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     one hundred and eighty consecutive days or 180 days in any 12 month period,
     by  virtue  of  any   illness  or   physical   or  mental   incapacity   or
     disability)(from any cause or causes of any kind, nature, or description whatsoever)(collectively, the "Disability"), to substantially perform the Employee's duties hereunder, thereafter and for so long as such Disability continues (during which 180-day period the Employee's Salary, Bonus and any other Benefits shall not be suspended or diminished), the Company may terminate this Agreement by delivery of 30 days' written notice thereof to Employee. Upon any termination of the Employee's employment under this
     Section 6(b), the Employer shall have no further obligations or duties to the Employee except for payment to the executors or administrators of the Employee's estate, or the Employee, as the case may be, of (i) within 15 days of the date of termination, the Employee's reimbursable expenses and any accrued but unpaid Salary through the date of termination, (ii) at the same time that bonuses are otherwise payable to other senior management of the Company, in accordance with the provisions of Section 2(b), the pro rated amount equal to the product of the Bonus the Employee would have been entitled to receive under Section 2(b) for the calendar quarter in which his employment terminated pursuant to this Section 6(b) had he remained employed for the entire quarter and assuming that all Bonus Targets for such quarter had been met, multiplied by a fraction, the numerator of which is equal to the number of days in the calendar quarter of the Employee's termination of employment which have elapsed as of the date of such termination and the denominator of which is 91 and (iii) any vested Benefits which shall be payable to the Employee's estate, or the Employee, as the case may be, in accordance with the plan, policy, practice, program or agreement under which such benefits have accrued; provided that, upon the date of such termination, all of the Employee's options, if any, shall immediately vest and become fully exercisable.

          (c) In the event that Employee's employment with the Employer is terminated by the Employer action taken by the Board without Cause which termination shall be on at least 30 days' prior written notice, or by the Employee due to termination for Good Reason, but subject to the prior written notice following the expiration of any cure period, then the Employer shall have no further obligation or duties to Employee, except for payment of the amounts described below, and Employee shall have no further obligations or duties to the Employer, except as provided in Section 7. In the event of such termination, and provided Employee is not in breach of his obligations under Section 7 hereof (i) the Employer shall pay to the Employee, (A) as a lump sum payment without discount, payable immediately upon such termination, the Employee's reimbursable expenses and any accrued but unpaid Salary through the date of termination and, in accordance with the provisions of Section 2(b), the pro-rated amount equal to the product of the Bonus the Employee would have been entitled to receive under Section 2(b) for the calendar quarter in which his employment terminated pursuant to this Section had he remained employed for the entire quarter and assuming that all Bonus Targets for such quarter had been met, multiplied by a fraction, the numerator of which is equal to the number of days in the calendar quarter of the Employee's termination of employment which have elapsed as of the date of such termination and the denominator of which is 91, and (B) in accordance with the Company's normal payroll practices, the Employee's Salary, Bonus (deemed to be earned), and any vested Benefits

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     payable to the Employee,  in accordance  with the plan,  policy,  practice, program or agreement under which such Benefits have accrued, in each case, in an amount equal to what the Employee would have been entitled to receive had he remained employed for 24 months following the date of termination of Employee's employment hereunder, but in no event longer than the fourth anniversary of the date hereof, (ii) the Employee shall be entitled to participate in the Benefits of the Company or any of its affiliates, as applicable, pursuant to Section 4(a) to the same extent he has been participating on the date of the termination of this Agreement until 24
     months   following  the  date  of  termination  of  Employee's   employment
     hereunder, but in no event longer than the fourth anniversary of the date hereof, to the extent that the Company is able to provide such Benefits, and (iii) upon the date of such termination, all of the Employee's options, if any, shall immediately vest and become fully exercisable.

          (d) For purposes of this Agreement, the Company shall have "Cause" to terminate the Employee's employment under this Agreement upon (i) the failure by the Employee to substantially perform his material duties under this Agreement, (ii) the engaging by the Employee in criminal misconduct (including embezzlement and criminal fraud) which is materially injurious to the Company, monetarily or otherwise, or (iii) the conviction of the Employee of a felony, or any crime involving fraud, embezzlement or moral turpitude. The Company shall give written notice to the Employee, which notice shall specify the grounds for the proposed termination and the Employee shall be given thirty (30) days to cure if the grounds arise under clause (i) above.

          (e) For purposes of this Agreement, the Employee may terminate his employment under this Agreement for "Good Reason" upon the occurrence of one or more of the following events without the Employee's consent: (i)
     assignment to the employee by the Board of any duties materially and adversely inconsistent with the Employee's position as a senior employee of the Company; (ii) the Board's material reduction of the nature and scope of the Employee's rights, authority, responsibilities or duties which are materially and adversely inconsistent with the Employee's prior responsibility with the Company and position as a senior employee of the Company; or (iii) the failure of the Company to comply with the material provisions of this Agreement in any material respect to be taken by Employee; provided that, with respect to clauses (i) through (iii), no act or omission by the Company or the Board shall constitute Good Reason hereunder unless (x) the Employee gives the Company written notice thereof within thirty (30) days after he first knew of such act or omission, (y) the Company fails to remedy such act or omission within thirty days after receiving such notice, and (z) Employee provides written notice to the Company terminating this Agreement within ten days after the company's failure to remedy such act or omission during such thirty-day period.

     7. Confidentiality; Noncompetition.

          (a) The Employer and the Employee acknowledge that the services to be performed by the Employee under this Agreement are unique and

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     extraordinary and, as a result of such employment,  the Employee will be in possession of confidential information relating to the business practices of the Company. The term "confidential information" shall mean any and all information (verbal and written) relating to the Company or any of its
     affiliates,   or  any  of  their  respective  activities  other  than  such information which (i) is generally known (other than through unlawful disclosure) in the industry in which the Company is or may become engaged or (ii) is in the public domain (such information not being deemed to be in the public domain merely because it is embraced by more general information which is in the public domain) other than as the result of breach of the provisions of this Section 7(a), including, but not limited to, information
     relating  to:  trade  secrets,   personnel  lists,  financial  information,
     research projects, services used, pricing, customers, customer lists and prospects, product sourcing, marketing and selling and servicing. The Employee agrees that he will not, during or for a period of two years after the termination of employment, directly or indirectly, use, communicate, disclose or disseminate to any person, firm or corporation any confidential information regarding the clients, customers or business practices of the Company acquired by the Employee during his employment by Employer, without the prior written consent of Employer or except as required by the Employee's duties or applicable law; provided, however, that the Employee understands that Employee will be prohibited from misappropriating any trade secret at any time during or after the termination of employment.

          (b) (i) The Employee hereby agrees that he shall not, during the period of his employment, directly or indirectly, within any county (or adjacent county) in any State within the United States or country outside the United States in which the Company is actively engaged in business or actively pursuing engaging in business during the period of the Employee's employment or on the date of termination of the Employee's employment including Israel, the United Kingdom, any other country within the European Union, engage, have an interest in (other than as a holder of not in excess of 2% of the outstanding voting shares of any publicly traded company) or render any services to any business (whether as owner, manager, operator, licensor, licensee, lender, partner, stockholder, joint venturer, employee, consultant or otherwise) substantially similar to the Business (as hereinafter defined), provided that nothing in this Section 7(b)(i) shall be construed to prevent the Employee from (x) continuing to provide services as a director, consultant or advisor to any person, entity, partnership or corporation listed on Appendix A hereto to which the Employee provides services on the Effective Date (an "Approved Entity"), or
     (y) pursuing his personal financial and legal affairs, including without limitation managing his personal and family investments, so long as such activities, do not conflict or materially interfere with the performance by the Employee of his duties hereunder.

          (ii) The Employee hereby agrees that he shall not, (A) in the case of the termination of his employment hereunder by the Employer for Cause or by the Employee without Good Reason, for the longer of 18 months following the date of the termination of his employment hereunder and 36 months following the closing under the Stock Purchase Agreement, and (B) in the case of the termination of his employment hereunder by the Employer without Cause or by the Employee for Good Reason, for the

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     longer of 24 months following the date of the termination of the Employee's employment hereunder (so long as all payments required pursuant to Section 6(c) are timely made) and 36 months following the closing under the Stock Purchase Agreement, directly or indirectly, within any county (or adjacent county) in any State within the United States or country outside the United States in which the Company is actively engaged in business on the date of termination of the Employee's employment, engage, have an interest in (other than as a holder of not in excess of 2% of the outstanding voting shares of any publicly traded company) or render any services to any business (whether as owner, manager, operator, licensor, licensee, lender, partner, stockholder, joint venturer, employee, consultant or otherwise) substantially similar to the Business; provided that nothing in this
     Section 7(b)(ii) shall be construed to prevent the Employee from (x) rendering any services (whether as owner, manager, operator, licensor,
     licensee,  lender,  partner,   (stockholder,   joint  venturer,   investor,
     employee, officer, director, consultant, advisor or otherwise) to any Approved Entity, or (y) pursuing his personal financial and legal affairs, including without limitation managing his personal and family investments, so long as such activities do not conflict or materially interfere with the performance by the Employee of his duties hereunder.

          (iii) For purposes of this Section 7(b), "Business" shall mean, the business conducted by, or actively being contemplated at any time during the Term by, each of Toga Holdings B.V. ("Toga"), Pixel Broadband Studios Ltd. ("Pixel"), Pixel Technologies Ltd., A.V.P. Audio Visual Products Ltd., the Company and all existing and future direct and indirect subsidiaries of the Company, including, without limitation, the business of developing, producing and publishing multimedia interactive entertainment products and developing on-demand mutiplayer online technology that can be used over all forms of digital networks and acting as a digital mediator and providing interactive entertainment programming over digital and other networks.

          (iv) The provisions of this Section 7(b) shall cease to apply to the Employee at any time during which the Employee's employment hereunder has been terminated without Cause or for Good Reason, unless the Employee continues to receive the payment of all the amounts he is entitled to under
     Section 6(c), in which case the Employee shall be bound by the provisions of this Section 7(b); provided, however, if Employee is terminated as aforesaid in this subparagraph (iv) at or after the expiration of thirty-six (36) months of the Term, then, notwithstanding anything herein to the contrary, Employee shall be subject to the provisions of this noncompetition covenant for a period of twelve (12) months from the date of termination, if (but only if) the Employer continues to make the payments contemplated by 6(c) to the date that this Agreement would have expired if not earlier terminated.

          (c) The Employee hereby agrees that he shall not, during the period of his employment and for the longer of (A) in the case of the termination of his employment hereunder by the Employer for Cause or by the Employee without Good Reason, for the longer of 18 months following the date of the termination of his employment hereunder and 36 months following the closing under the Stock Purchase Agreement, and (B) in the case of the termination of his employment hereunder by the

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     Employer  without Cause or by the Employee for Good Reason,  for the longer of 24 months following the date of the termination of the Employee's employment hereunder (so long as all payments required pursuant to Section 6(c) are timely made) and 36 months following the closing under the Stock Purchase Agreement, without the Employer's prior written consent, directly or indirectly, take any action which constitutes an interference with or a disruption of any of the Company's business activities including, without limitation, the solicitations of the Company's customers, or persons listed on the personnel lists of the Company; provided, however, that nothing herein will prevent any affiliate of the Employee from hiring any employee of the Company or any of its affiliates, (i) who, without solicitation, encouragement or inducement by the Employee, independently applies for employment with such affiliate or (ii) pursuant to a general solicitation by such affiliate, provided that the Employee has no knowledge thereof. At no time during the term of this Agreement, or thereafter shall the Employee directly or indirectly, disparage the commercial, business or financial reputation of the Company.

          (d) For purposes of clarification, but not of limitation, the Employee hereby acknowledges and agrees that the provisions of subparagraphs 7(b) and (c) above shall serve as a prohibition against him, during the period referred to therein, directly or indirectly, hiring, offering to hire, enticing, soliciting or in any other manner persuading or attempting to persuade any officer, significant employee, agent, lessor, lessee, licensor, licensee, supplier or customer who has been previously contacted by either a representative of the Company, including the Employee, to discontinue or alter his, her or its relationship with the Company unless such person shall have ceased to be employed by the Company for a period of at least 12 months.

          (e) Upon the termination of the Employee's employment for any reason whatsoever, all documents, records, notebooks, equipment, price lists, specifications, programs, customer and prospective customer lists and other materials which refer or relate to any aspect of the business of the Company which are in the possession of the Employee including all copies thereof, shall be promptly returned to the Company.

          (f) (i) The Employee agrees that all processes, technologies and inventions, including new contributions, improvements, ideas and discoveries, whether patentable or not, conceived, developed, invented or made by him during his employment by Employer (collectively, "Inventions") shall belong to the Company, provided that such Inventions grew out of and are related to the Employee's work with the Company and are conceived or made on the Company's time or with the use of the Company's facilities or materials. The Employee shall at the sole cost and expense control of the Company further: (a) promptly disclose such Inventions to the Company; (b) assign to the Company, without additional compensation, all patent and other rights to such Inventions for the United States and foreign countries; (c) sign all papers necessary to carry out the foregoing; and
     (d) give testimony in support of his inventorship;

          (ii) If any Invention is described in a patent application or

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     is  disclosed to third  parties,  directly or  indirectly,  by the Employee within one year after the termination of his employment by the Company, it is to be presumed that the Invention was conceived or made during the period of the Employee's employment by the Company; and

          (iii) The Employee agrees that he will not assert any rights to any Invention as having been made or acquired by him prior to the date of this Agreement, except for Inventions, if any, disclosed to the Company in writing prior to the date hereof.

          (g) The Company shall be the sole owner of all products and proceeds of the Employee's services hereunder, including, but not limited to all Inventions, free and clear of any claims by the Employee (or anyone claiming under the Employee) of any kind or character whatsoever (other than the Employee's right to receive payments hereunder). The Employee shall, at the request of the Company and at the Company's sole cost and expense, execute such assignments, certificates or other instruments as the Company may from time to time deem necessary or desirable to evidence, establish, maintain, perfect, protect, enforce or defend its right, or title and interest in or to any such properties.

          (h) The parties hereto hereby acknowledge and agree that (i) the Company may be irreparably injured in the event of a breach by the Employee of any of his obligations under this Section 7, (ii) monetary damages may not be an adequate remedy for any such breach, and (iii) the Company shall be entitled to seek injunctive relief, in addition to any other remedy which it may have, in the event of any such breach.

          (i) Each of the rights and remedies enumerated in Section 7(g) and 7(h) shall be independent of the other, and shall be severally enforceable, and all of such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Company under law or in equity.

          (j) If any provision contained in this Section 7 is hereafter construed by any court of competent jurisdiction to be invalid or unenforceable and such determination becomes final and nonappealable, the same shall not affect the remainder of the covenant or covenants, which shall be given full effect to the fullest extent permitted by law, without regard to the invalid portions.

          (k) Without limiting the foregoing clause (j), if any provision contained in this Section 7 is found to be unenforceable by reason of the extent, duration or scope thereof, or otherwise, then the court making such determination shall have the right to reduce such extent, duration, scope or other provision and in its reduced form any such restriction shall thereafter be enforceable as contemplated hereby.

          (l) Employee acknowledges that this Agreement is being entered into, as part of the transactions contemplated by that certain stock purchase agreement (the "Stock Purchase Agreement") among Broadband Europe, Toga, Pixel Broadband Studios, Ltd., the Company and Take-Two, of even date herewith and that the covenants contained in this Section 7 have been agreed to as part of the consideration for the Company and Take-Two entering into the Stock Purchase Agreement.

          (m) It is the intent of the parties hereto that the covenants contained in this Section 7 shall be enforced to the fullest extent permissible under the laws and public policies of each jurisdiction in which enforcement is sought (the Employee hereby acknowledging that said restrictions are reasonably necessary for the protection of the Company). Accordingly, it is hereby agreed that if any of the provisions of this
     Section 7 shall be adjudicated to be invalid or unenforceable for any reason whatsoever, said provision shall be (only with respect to the operation thereof in the particular jurisdiction in which such adjudication is made) construed by limiting and reducing it so as to be enforceable to the extent permissible, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of said provision in any other jurisdiction.

     8. General. This Agreement is further governed by the following provisions:

          (a) Notices. All notices relating to this Agreement shall be in writing and shall be either personally delivered, sent by telecopy (receipt confirmed) or mailed by certified mail, return receipt requested, to be delivered at such address as is indicated below, or at such other address or to the attention of such other person as the recipient has specified by prior written notice to the sending party. Notice shall be effective when so personally delivered, one business day after being sent by telecopy or five days after being mailed.

          To the Employer:

               BBS Acquisition Corp.
               575 Broadway, 3rd Floor
               New York, NY 10012

          To the Employee:

               Ramy Weitz
               24 Karem Haseitim
               Savion, _____
               Israel

          With, in either case, a copy in the same manner to:

               Levin & Srinivasan LLP
               1776 Broadway
               New York, New York  10019
               Attention:  Notices (103/006)

          (b) Parties in Interest. Employee may not delegate his duties or assign his rights hereunder. This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their respective heirs, legal representatives, successors and permitted assigns.

          (c) Entire Agreement. This Agreement supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the employment of the Employee by the Employer and contains all of the covenants and agreements between the parties with respect to such employment in any manner whatsoever. Any modification or termination of this Agreement will be effective only if it is in writing signed by the party to be charged.

          (d) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York. Employee agrees to and hereby does submit to jurisdiction before any state or federal court of record in New York County or in the state and county in which such violation may occur, at Employer's election.

          (e) Warranty. Employee hereby warrants and represents that the execution of this Agreement and the discharge of Employee's obligations hereunder will not breach or conflict with any other contract, agreement, or understanding between Employee and any other party or parties.

          (f) Indemnification. The Employer, and each indemnifying entity of the Employer, joint and severally, agrees to indemnify the Employee and hold harmless the Employee to the fullest extent permitted by law from and against, and to pay or reimburse, any and all costs, expenses, damages and claims and personal liability (including judgments, fines, amounts paid in settlement and out-of-pocket expenses, including reasonable attorneys'
     fees) that may be incurred by the Employee by reason of or relating to his having been an employee, officer or director of the Company or any affiliates thereof, whether or not he continues to be such an employee, officer or director at the time of incurring such cost, expense, damages, claim or personal liability. The Employer shall use its reasonable best efforts at all times during the employment period to maintain, to the extent available on commercially reasonable terms, directors' and officers' liability insurance adequate to support the Employer's obligation to indemnify the Employee. The Employee shall reasonably cooperate during the employment period with the Company in maintaining the Company's "key man" life insurance. The foregoing indemnification obligation is independent of any similar obligation provided in the Employer's Certificate of
     Incorporation or Bylaws, and shall apply with respect to any matters attributable to periods prior to the Effective Date, and to matters attributable to his employment hereunder, without regard to when asserted.

          (g) Severability. In the event that any term or condition in this Agreement shall for any reason be held by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other term or condition of this Agreement, but this Agreement shall be construed as if such invalid or illegal or unenforceable term or condition had never been contained herein.

          (h) Execution in Counterparts. This Agreement may be executed by the parties in one or more counterparts, each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement, and shall become effective when one or more counterparts has been signed by each of the parties hereto and delivered to each of the other parties hereto.

     IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.


                                        BBS ACQUISITION CORP.


                                        By:
                                             ----------------------------------
                                             Name:
                                             Title:


                                             ----------------------------------
                                             Ramy Weitz

                                                                      APPENDIX A


                                APPROVED ENTITIES


Packet Science Ltd.
Linkids, Inc. (Come2Gether Inc.)
Simigon Ltd.
World Imaging, Inc.
Cellular Magic Ltd./Inc.
ING Inc.
Ramy Weitz LLC
Pixel Ltd.